Exhibit 99.1
Advance Auto Parts Reports Third Quarter 2021 Results
Net Sales Increased 3.1% to $2.6 billion, Comparable Store Sales Increased by 3.1%
Gross Margin Improved 72 Basis Points to 45.1%, Adjusted Gross Margin Improved 246 Basis Points to 46.2%
Diluted EPS Increased 25.8% to $2.68; Adjusted Diluted EPS Increased 21.6% to $3.21

RALEIGH, N.C., November 15, 2021 - Advance Auto Parts, Inc. (NYSE: AAP), a leading automotive aftermarket parts provider in North America, that serves both professional installer and do-it-yourself customers, announced its financial results for the third quarter ended October 9, 2021.
"In Q3, we delivered another quarter of improved top-line growth and margin expansion and returned significant cash to our shareholders in line with the strategy we outlined in April,” said Tom Greco, president and chief executive officer. “Following several years of investments in both our team as well as our diversified physical and digital asset base, we continue to differentiate Advance in the marketplace. Our team members and independent partners once again adapted to a dynamic landscape and executed our plan with excellence. Third quarter comparable sales grew 3.1% on top of double-digit comparable store sales in the third quarter of 2020. Importantly, we delivered a two-year stack of 13.3% in the quarter directly in line with our Q2 2021 two-year stack comp growth of 13.3%. Our professional business once again led our sales improvement as well as the ongoing recovery in key urban markets where miles driven was most impacted in 2020. In terms of our DIY omnichannel business, we were pleased to end the quarter slightly positive after lapping our toughest quarterly comparison of high double-digit growth from the prior year.

"Several years of focus on our balance sheet resulted in Free cash flow improvement of 19% to $734.0 million compared with $616.6 million year-to-date in 2020. Free cash flow was up 36% when compared to 2019. As a result, and in line with our commitment of returning excess cash to our shareholders, we returned $291.2 million in Q3 and $952.6 million through the first three quarters of 2021 through a combination of share repurchases and our quarterly cash dividend. We’re encouraged by the positive sales trends during the first four weeks of our fourth quarter with our two-year stack remaining in line with Q3. We look forward to finishing 2021 with momentum and remain confident in our ability to drive total shareholder return in the coming years.”

Q3 2021 Highlights (1)
•Net sales increased 3.1% to $2.6 billion
•Comparable store sales (2) increased 3.1%; On a two-year stack, Comparable store sales increased 13.3%
•Operating income decreased 10.8% to $229.2 million; Adjusted operating income (3) increased 6.9% to $273.8 million
•Operating income margin decreased by 136 basis points to 8.7%; Adjusted operating income margin (3) expanded 37 basis points to 10.4%
•Diluted EPS of $2.68 increased 25.8% compared with the third quarter of 2020 and increased 53.1% compared with the third quarter of 2019; Adjusted Diluted EPS (3) increased 21.6% to $3.21 compared with the third quarter of 2020 and increased 30.5% compared with the third quarter of 2019
•Year to date Operating cash flow increased to $924.9 million; Free cash flow (3) increased to $734.0 million
•Returned $291.2 million to shareholders through a combination of share repurchases and quarterly cash dividends
(1) All comparisons are based on the same time period in the prior year.
(2) Comparable store sales exclude sales to independently owned Carquest locations.
(3) For a better understanding of the company's adjusted results, refer to the reconciliation of non-GAAP adjustments in the accompanying financial tables included herein.

Third Quarter 2021 Financial Results
Net sales for the third quarter of 2021 were $2.6 billion, a 3.1% increase versus the third quarter of the prior year. Comparable store sales for the third quarter of 2021 increased 3.1%. The increase was led by continued recovery in the company's professional business.

Adjusted gross profit increased 8.9% to $1.2 billion. Adjusted gross profit margin was 46.2% of Net sales in the third quarter of 2021, a 246 basis point increase from the third quarter of 2020. This was driven by improvements in category management, including strategic pricing, strategic sourcing, and owned brand expansion as well as favorable product mix. These improvements were partially offset by inflationary costs and unfavorable channel mix. The company's GAAP Gross profit margin increased 72 basis points to 45.1% from 44.4% in the third quarter of 2020.

Adjusted SG&A increased 9.5% to $938.2 million. Adjusted SG&A was 35.8% of Net sales in the third quarter of 2021, which deleveraged 209 basis points compared with the third quarter of 2020. This was primarily driven by inflationary headwinds in store labor as well as higher incentive compensation. The company also incurred start up costs for new store openings and higher delivery associated with the recovery of the professional business. These costs were partially offset by a year over year decrease in COVID-19 related expenses. The company's GAAP SG&A was 36.4% of Net sales in the third quarter of 2021 compared with 34.3% in the third quarter of 2020.

The company's Adjusted operating income was $273.8 million in the third quarter of 2021, an increase of 6.9% versus the third quarter of the prior year. Adjusted operating income margin increased 37 basis points to 10.4% of Net sales for the third quarter compared with the third quarter of the prior year. On a GAAP basis, the company's Operating income was $229.2 million, or 8.7% of Net sales, compared with 10.1% in the third quarter of 2020.

The company's effective tax rate in the third quarter of 2021 was 23.7%, compared with 25.3% in the third quarter of 2020. The company's Adjusted Diluted EPS was $3.21 for the third quarter of 2021, an increase of 21.6% compared with the third quarter of the prior year. On a GAAP basis, the company's Diluted EPS of $2.68 increased 25.8% compared with the third quarter of 2020.

Year to date Operating cash flow was $924.9 million through the third quarter of 2021 versus $809.2 million in the same period of the prior year, an increase of 14.3%. The increase was primarily driven by an improvement in net sales and higher cash generated from operations, as well as other working capital improvements. Free cash flow through the third quarter of 2021 increased to $734.0 million from $616.6 million in the same period of the prior year.

Capital Allocation
During the third quarter of 2021, the company repurchased 1.1 million shares of its common stock at an aggregate cost of $228.3 million, or an average price of $205.65 per share, in connection with its share repurchase program. At the end of the third quarter of 2021, the company had $640.5 million remaining under the share repurchase program.

On November 9, 2021 the company declared a regular cash dividend of $1.00 per share to be paid on January 3, 2022 to all common stockholders of record as of December 17, 2021.

On November 9, 2021 the company closed the refinancing of a new five-year revolving credit facility. In addition, the company increased the overall facility size to $1.2 billion. The previous facility was set to mature in January of 2023.

Updated Full Year 2021 Guidance
"We are pleased with the first three quarters of the year and the continued momentum as we began the fourth quarter," said Jeff Shepherd, executive vice president and chief financial officer. "As a result, we are increasing our full-year 2021 sales and profit guidance to reflect the positive results year-to-date and our expectations for the balance of the year. This guidance incorporates both continued top-line strength as well as higher than planned inflation headwinds. Additionally, we are reducing our guidance for new store openings and capital expenditures for the year. The construction environment in California remains challenging primarily related to the ongoing pandemic. We remain committed to the successful conversion of our 109 California locations and are confident once completed will be highly accretive to our growth trajectory."

	Prior Outlook		Updated Outlook
	As of August 24, 2021		As of November 15, 2021
	Full Year 2021		Full Year 2021
($ in millions)	Low	High	Low	High
Net sales	$10,600	$10,800	$10,900	$10,950
Comparable store sales	6.0%	8.0%	9.5%	10.0%
Adjusted operating income margin (1)	9.2%	9.4%	9.4%	9.5%
Income tax rate	24%	26%	24%	26%
Capital expenditures	$300	$350	Minimum $275
Free cash flow (1)	Minimum $700		Minimum $725
Share Repurchases	$700	$900	$800	$900
New store openings	80	120	Minimum 30
(1)For a better understanding of the company's adjusted results, refer to the reconciliation of non-GAAP adjustments in the accompanying financial tables included herein. Because of the forward-looking nature of the 2021 non-GAAP financial measures, specific quantification of the amounts that would be required to reconcile these non-GAAP financial measures to their most directly comparable GAAP financial measures are not available at this time.

Investor Conference Call
The company will host a webcast to discuss its results for the third quarter of 2021 scheduled to begin at 8 a.m. Eastern Time on Tuesday, November 16, 2021. The webcast will be accessible via the Investor Relations page of the company's website (ir.AdvanceAutoParts.com).

To join by phone, please pre-register online for dial-in and passcode information. Upon registering, participants will receive a confirmation with call details and a registrant ID. While registration is open through the live call, the company suggests registering a day in advance or at minimum 10 minutes before the start of the call. A replay of the conference call will be available on the Advance website for one year.

About Advance Auto Parts
Advance Auto Parts, Inc. is a leading automotive aftermarket parts provider that serves both professional installer and do-it-yourself customers. As of October 9, 2021, Advance operated 4,727 stores and 234 Worldpac branches in the United States, Canada, Puerto Rico and the U.S. Virgin Islands. The company also serves 1,325 independently owned Carquest branded stores across these locations in addition to Mexico and various Caribbean islands. Additional information about Advance, including employment opportunities, customer services, and online shopping for parts, accessories and other offerings can be found at www.AdvanceAutoParts.com.

Investor Relations Contact:	Media Contact:
Elisabeth Eisleben	Darryl Carr
T: (919) 227-5466	T: (984) 389-7207
E: invrelations@advanceautoparts.com	E: AAPCommunications@advance-auto.com

Forward-Looking Statements
Certain statements herein are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are usually identifiable by words such as "anticipate," "believe," "could," "estimate," "expect," "forecast," "guidance," "intend," "likely," "may," "plan," "position," "possible," "potential," "probable," "project," "should," "strategy," "will," or similar language. All statements other than statements of historical fact are forward-looking statements, including, but not limited to, statements about the company's strategic initiatives, operational plans and objectives, expectations for economic recovery and future business and financial performance, as well as statements regarding underlying assumptions related thereto. Forward-looking statements reflect the company's views based on historical results, current information and assumptions related to future developments. Except as may be required by law, the company undertakes no obligation to update any forward-looking statements made herein. Forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those projected or implied by the forward-looking statements. They include, among others, factors related to the timing and implementation of strategic initiatives, including with respect to labor shortages or disruptions and the impact on our ability to complete store openings, the highly competitive nature of the company's industry, demand for the company's products and services, complexities in its inventory and supply chain, challenges with transforming and growing its business and factors related to the current global pandemic. Please refer to "Item 1A. Risk Factors." of the company's most recent Annual Report on Form 10-K, as updated by its Quarterly Report on Form 10-Q and other filings made by the company with the Securities and Exchange Commission, for a description of these and other risks and uncertainties that could cause actual results to differ materially from those projected or implied by the forward-looking statements.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands) (unaudited)

	October 9, 2021 (1)	January 2, 2021 (2)
Assets
Current assets:
Cash and cash equivalents	$604,645	$834,992
Receivables, net	931,758	749,999
Inventories	4,450,452	4,538,199
Other current assets	174,406	146,811
Total current assets	6,161,261	6,270,001
Property and equipment, net	1,483,246	1,462,602
Operating lease right-of-use assets	2,514,375	2,379,987
Goodwill	994,562	993,590
Intangible assets, net	658,545	681,127
Other assets	52,182	52,329
	$11,864,171	$11,839,636
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$3,750,835	$3,640,639
Accrued expenses	731,786	606,804
Other current liabilities	472,608	496,472
Total current liabilities	4,955,229	4,743,915
Long-term debt	1,034,002	1,032,984
Noncurrent operating lease liabilities	2,154,364	2,014,499
Deferred income taxes	375,069	342,445
Other long-term liabilities	148,972	146,281
Total stockholders' equity	3,196,535	3,559,512
	$11,864,171	$11,839,636

(1)This preliminary condensed consolidated balance sheet has been prepared on a basis consistent with the company's previously prepared consolidated balance sheets filed with the Securities and Exchange Commission (“SEC”), but does not include the footnotes required by accounting principles generally accepted in the United States of America (“GAAP”).
(2)The balance sheet at January 2, 2021 has been derived from the audited consolidated financial statements at that date, but does not include the footnotes required by GAAP.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(In thousands, except per share data) (unaudited)

	Twelve Weeks Ended		Forty Weeks Ended
	October 9, 2021 (1)	October 3, 2020 (1)	October 9, 2021 (1)	October 3, 2020 (1)
Net sales	$2,621,229	$2,541,928	$8,601,014	$7,741,190
Cost of sales, including purchasing and warehousing costs	1,438,775	1,413,457	4,744,383	4,343,272
Gross profit	1,182,454	1,128,471	3,856,631	3,397,918
Selling, general and administrative expenses	953,256	871,660	3,130,376	2,799,837
Operating income	229,198	256,811	726,255	598,081
Other, net:
Interest expense	(8,587)	(11,925)	(28,085)	(37,590)
Loss on early redemptions of senior unsecured notes	—	(48,022)	—	(48,022)
Other income (expense), net	1,810	674	7,790	(2,198)
Total other, net	(6,777)	(59,273)	(20,295)	(87,810)
Income before provision for income taxes	222,421	197,538	705,960	510,271
Provision for income taxes	52,608	50,062	171,521	129,247
Net income	$169,813	$147,476	$534,439	$381,024

Basic earnings per common share	$2.70	$2.14	$8.28	$5.51
Weighted-average common shares outstanding	62,854	68,965	64,555	69,097

Diluted earnings per common share	$2.68	$2.13	$8.22	$5.50
Weighted-average common shares outstanding	63,348	69,267	65,008	69,325

(1)These preliminary condensed consolidated statements of operations have been prepared on a basis consistent with the company's previously prepared consolidated statements of operations filed with the SEC, but do not include the footnotes required by GAAP.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(In thousands) (unaudited)

	Forty Weeks Ended
	October 9, 2021 (1)	October 3, 2020 (1)
Cash flows from operating activities:
Net income	$534,439	$381,024
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	194,737	192,911
Share-based compensation	49,631	34,927
Loss on early redemption of senior unsecured notes	—	48,022
Provision for deferred income taxes	32,425	8,975
Other, net	8,958	2,794
Net change in:
Receivables, net	(180,605)	(154,888)
Inventories	90,993	62,181
Accounts payable	108,393	106,831
Accrued expenses	137,395	111,136
Other assets and liabilities, net	(51,430)	15,305
Net cash provided by operating activities	924,936	809,218
Cash flows from investing activities:
Purchases of property and equipment	(190,983)	(192,632)
Purchase of an indefinite-lived intangible asset	—	(230)
Proceeds from sales of property and equipment	2,102	914
Net cash used in investing activities	(188,881)	(191,948)
Cash flows from financing activities:
Proceeds from borrowing on revolving credit facility	—	500,000
Payment on revolving credit facility	—	(500,000)
Proceeds from issuances of senior unsecured notes, net	—	847,092
Early redemptions of senior unsecured notes, net	—	(602,568)
Dividends paid	(160,925)	(56,210)
Proceeds from the issuance of common stock	1,737	2,211
Repurchases of common stock	(809,504)	(148,330)
Other, net	(46)	(8,735)
Net cash (used in) provided by financing activities	(968,738)	33,460
Effect of exchange rate changes on cash	2,336	(1,190)

Net (decrease) increase in cash and cash equivalents	(230,347)	649,540
Cash and cash equivalents, beginning of period	834,992	418,665
Cash and cash equivalents, end of period	$604,645	$1,068,205

(1)These preliminary condensed consolidated statements of cash flows have been prepared on a consistent basis with the company's previously prepared statements of cash flows filed with the SEC, but do not include the footnotes required by GAAP.

Reconciliation of Non-GAAP Financial Measures

The company's financial results include certain financial measures not derived in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Non-GAAP financial measures should not be used as a substitute for GAAP financial measures, or considered in isolation, for the purpose of analyzing the company's operating performance, financial position or cash flows. The company has presented these non-GAAP financial measures as it believes that the presentation of its financial results that exclude (1) LIFO impacts; (2) transformation expenses under the company's strategic business plan; (3) non-cash amortization related to the acquired General Parts International, Inc. (“GPI”) intangible assets; and (4) other non-recurring adjustments is useful and indicative of the company's base operations because the expenses vary from period to period in terms of size, nature and significance and/or relate to store closure and consolidation activity in excess of historical levels. These measures assist in comparing the company's current operating results with past periods and with the operational performance of other companies in its industry. The disclosure of these measures allows investors to evaluate the company's performance using the same measures management uses in developing internal budgets and forecasts and in evaluating management’s compensation. Included below is a description of the expenses that the company has determined are not normal, recurring cash operating expenses necessary to operate its business and the rationale for why providing these measures is useful to investors as a supplement to the GAAP measures.

LIFO impacts — Beginning in the first quarter of 2021, to assist in comparing the company's current operating results with the operational performance of other companies in the industry, the impact of LIFO on the company's results of operations is a reconciling item to arrive at non-GAAP financial measures.

Transformation expenses — Costs incurred in connection with the company's business plan that focuses on specific transformative activities that relate to the integration and streamlining of its operating structure across the enterprise, that the company does not view to be normal cash operating expenses. These expenses include, but are not limited to the following:

•Restructuring costs - Costs primarily relating to the early termination of lease obligations, asset impairment charges, other facility closure costs and team member severance in connection with our voluntary retirement program and continued optimization of our organization.
•Third-party professional services - Costs primarily relating to services rendered by vendors for assisting the company with the development of various information technology and supply chain projects in connection with the company's enterprise integration initiatives.
•Other significant costs - Costs primarily relating to accelerated depreciation of various legacy information technology and supply chain systems in connection with the company's enterprise integration initiatives and temporary off-site workspace for project teams who are primarily working on the development of specific transformative activities that relate to the integration and streamlining of the company's operating structure across the enterprise.

GPI amortization of acquired intangible assets — As part of the company's acquisition of GPI, the company obtained various intangible assets, including customer relationships, non-compete contracts and favorable lease agreements, which they expect to be subject to amortization through 2025.

Reconciliation of Adjusted Net Income and Adjusted EPS:
	Twelve Weeks Ended		Forty Weeks Ended
(in thousands, except per share data)	October 9, 2021	October 3, 2020	October 9, 2021	October 3, 2020
Net income (GAAP)	$169,813	$147,476	$534,439	$381,024
Cost of sales adjustments:
Transformation expenses:
Other significant costs	143	79	2,611	1,627
LIFO impacts (1)	29,410	(15,855)	71,599	(3,908)
SG&A adjustments:
GPI amortization of acquired intangible assets	6,341	6,324	21,246	21,086
Transformation expenses:
Restructuring costs	2,360	2,581	27,063	12,221
Third-party professional services	4,823	4,660	18,394	8,924
Other significant costs	1,492	1,438	7,406	13,560
Other income adjustment	36	48,022	—	48,022
Provision for income taxes on adjustments (2)	(11,151)	(11,812)	(37,080)	(25,383)
Adjusted net income (Non-GAAP)	$203,267	$182,913	$645,678	$457,173

Diluted earnings per share (GAAP)	$2.68	$2.13	$8.22	$5.50
Adjustments, net of tax	0.53	0.51	1.71	1.09
Adjusted EPS (Non-GAAP)	$3.21	$2.64	$9.93	$6.59

(1)The twelve and forty weeks ended October 3, 2020 non-GAAP expenses have been adjusted to be comparable with the company's 2021 presentation.
(2)The income tax impact of non-GAAP adjustments is calculated using the estimated tax rate in effect for the respective non-GAAP adjustments.

Reconciliation of Adjusted Gross Profit:
	Twelve Weeks Ended		Forty Weeks Ended
(in thousands)	October 9, 2021	October 3, 2020	October 9, 2021	October 3, 2020
Gross profit (GAAP)	$1,182,454	$1,128,471	$3,856,631	$3,397,918
Gross profit adjustments	29,553	(15,776)	74,210	(2,281)
Adjusted gross profit (Non-GAAP)	$1,212,007	$1,112,695	$3,930,841	$3,395,637

Reconciliation of Adjusted Selling, General and Administrative Expenses:
	Twelve Weeks Ended		Forty Weeks Ended
(in thousands)	October 9, 2021	October 3, 2020	October 9, 2021	October 3, 2020
SG&A (GAAP)	$953,256	$871,660	$3,130,376	$2,799,837
SG&A adjustments	(15,016)	(15,003)	(74,109)	(55,791)
Adjusted SG&A (Non-GAAP)	$938,240	$856,657	$3,056,267	$2,744,046

Reconciliation of Adjusted Operating Income:
	Twelve Weeks Ended		Forty Weeks Ended
(in thousands)	October 9, 2021	October 3, 2020	October 9, 2021	October 3, 2020
Operating income (GAAP)	$229,198	$256,811	$726,255	$598,081
Cost of sales and SG&A adjustments	44,569	(773)	148,319	53,510
Adjusted operating income (Non-GAAP)	$273,767	$256,038	$874,574	$651,591

NOTE: Adjusted gross profit, Adjusted gross profit margin (calculated by dividing Adjusted gross profit by Net sales), Adjusted SG&A, Adjusted SG&A as a percentage of Net sales, Adjusted operating income and Adjusted operating income margin (calculated by dividing Adjusted operating income by Net sales) are non-GAAP measures. Management believes these non-GAAP measures are important metrics in assessing the overall performance of the business and utilizes these metrics in its ongoing reporting. On that basis, management believes it is useful to provide these metrics to investors and prospective investors to evaluate the company’s operating performance across periods adjusting for these items (refer to the reconciliations of non-GAAP adjustments above). These non-GAAP measures might not be calculated in the same manner as, and thus might not be comparable to, similarly titled measures reported by other companies. Non-GAAP measures should not be used by investors or third parties as the sole basis for formulating investment decisions, as they may exclude a number of important cash and non-cash recurring items.

Reconciliation of Free Cash Flow:
	Forty Weeks Ended
(in thousands)	October 9, 2021	October 3, 2020
Cash flows from operating activities	$924,936	$809,218
Purchases of property and equipment	(190,983)	(192,632)
Free cash flow	$733,953	$616,586

NOTE: Management uses Free cash flow as a measure of its liquidity and believes it is a useful indicator to investors or potential investors of the company's ability to implement growth strategies and service debt. Free cash flow is a non-GAAP measure and should be considered in addition to, but not as a substitute for, information contained in the company's condensed consolidated statement of cash flows as a measure of liquidity.

Adjusted Debt to Adjusted EBITDAR:
	Four Quarters Ended
(In thousands, except adjusted debt to adjusted EBITDAR ratio)	October 9, 2021	January 2, 2021
Total GAAP debt	$1,034,002	$1,032,984
Add: Operating lease liabilities	2,610,491	2,477,087
Adjusted debt	3,644,493	3,510,071

GAAP Net income	646,436	493,021
Depreciation and amortization	251,907	250,081
Interest expense	37,381	46,886
Other (expense) income, net	(6,004)	3,984
Provision for income taxes	200,268	157,994
Restructuring costs	31,607	16,765
Third-party professional services	23,587	14,117
Other significant costs	13,956	19,126
Transformation expenses	69,150	50,008
Other adjustments (1)	—	48,022
Total net adjustments	552,702	556,975
Adjusted EBITDA	1,199,138	1,049,996
Rent expense	563,693	553,751
Share-based compensation	59,975	45,271
Adjusted EBITDAR	$1,822,806	$1,649,018

Adjusted Debt to Adjusted EBITDAR	2.0	2.1

(1)The adjustments to the four quarters ended October 9, 2021 and January 2, 2021 represent charges incurred resulting from the early redemption of the company's 2022 and 2023 senior unsecured notes.

NOTE: Management believes its Adjusted Debt to Adjusted EBITDAR ratio (“leverage ratio”) is a key financial metric for debt securities, as reviewed by rating agencies, and believes its debt levels are best analyzed using this measure. The company’s goal is to maintain an investment grade rating. The company's credit rating directly impacts the interest rates on borrowings under its existing credit facility and could impact the company's ability to obtain additional funding. If the company was unable to maintain its investment grade rating this could negatively impact future performance and limit growth opportunities. Similar measures are utilized in the calculation of the financial covenants and ratios contained in the company's financing arrangements. The leverage ratio calculated by the company is a non-GAAP measure and should not be considered a substitute for debt to net earnings, net earnings or debt as determined in accordance with GAAP. The company adjusts the calculation to remove rent expense and to add back the company’s existing operating lease liabilities related to their right-of-use assets to provide a more meaningful comparison with the company’s peers and to account for differences in debt structures and leasing arrangements. The company’s calculation of its leverage ratio might not be calculated in the same manner as, and thus might not be comparable to, similarly titled measures by other companies.

Store Information

During the forty weeks ended October 9, 2021, 25 stores and branches were opened and 40 were closed or consolidated, resulting in a total of 4,961 stores and branches as of October 9, 2021, compared to a total of 4,976 stores and branches as of January 2, 2021.